Exhibit 99.1

SenesTech Announces 1-for-20 Reverse Stock Split

PHOENIX, Ariz., February 4, 2020 -- SenesTech, Inc. (NASDAQ: SNES), announced today that it will effect a 1-for-20 reverse stock split, previously approved by the Company's Board of Directors pursuant to the authority granted by the Company’s stockholders at a special meeting held on January 31, 2020. The 1-for-20 reverse stock split will be effective as of 4:01 p.m. Eastern Time on February 4, 2020, and the Company's common stock will begin trading on a split-adjusted basis on Wednesday, February 5, 2020. The new CUSIP number for the Company’s common stock following the reverse stock split is 81720R 208.

Upon the effectiveness of the reverse stock split, every twenty shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock. The par value per share remains the same and the reverse stock split will not modify the rights or preferences of the common stock. No fractional shares will be issued; the Company will round up any fractional share resulting from the reverse stock split to the nearest whole share.

The Company’s transfer agent, Transfer Online, Inc., is the exchange agent for the reverse stock split and will correspond with stockholders of record regarding the reverse stock split. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on January 6, 2020, a copy of which is also available at www.sec.gov or at http://senestech.investorroom.com/.

About SenesTech

SenesTech has developed and is in the process of commercializing a proprietary technology for managing animal pest populations, primarily rat populations, through fertility control. For more information visit the SenesTech website at www.senestech.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements relating to the effectiveness of the reverse stock split.  All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143